                                                                   EXHIBIT 12.01



                        OCCIDENTE Y CARIBE CELULAR S.A.



                       FIXED CHARGES COVERAGE DEFICIENCY



                                                                                    SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                 --------------------------     ------------------
                                                 1993     1994       1995        1995        1996
                                                 ---     ------     -------     -------     ------
Earnings from continuing operations before
  income taxes...............................    223     (3,237)    (45,948)    (10,229)    (8,090)
Add Fixed Charges:
  Interest expenses..........................     --      5,213      27,919       7,313     15,641
  Plant expense..............................     --        123         841          89      1,531
                                                 ---     ------     -------     -------     ------
Total Fixed charges..........................     --      5,336      28,760       7,402     17,172
                                                 ---     ------     -------     -------     ------
Earnings as adjusted.........................    223      2,099      17,188       2,827      9,082
                                                 ===     ======     =======     =======     ======
Fixed charge coverage deficiency.............     --     (3,237)    (45,948)    (10,229)    (8,090)
                                                 ===     ======     =======     =======     ======